Exhibit 15

The Board of Directors and Shareholders of Harris Corporation

We are aware of the incorporation by reference in the following Registration Statements:

Form S-3 ASR	No. 333-186929	Harris Corporation Debt and Equity Securities,
Form S-8	Nos. 333-163647 and 333-192735	Harris Corporation Retirement Plan,
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan, and
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan;

of our report dated January 29, 2014 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarter ended December 27, 2013.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

January 29, 2014